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                June 14, 2021

       Kim Boyce
       Chief Executive Officer
       Reflect Scientific Inc.
       1266 South 1380 West
       Orem, UT 84058

                                                        Re: Reflect Scientific
Inc.
                                                            Registration
Statement on Form 10
                                                            Filed March 30,
2021
                                                            File No. 000-31377

       Dear Mr. Boyce:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Life Sciences
       cc:                                              Branden T. Burningham,
Esq.